ITEM 25.2 EXHIBIT P
SUBSCRIPTION AGREEMENT
          Subscription Agreement, dated as of May 21, 2009, between Goldman Sachs Credit Strategies Fund, a Delaware statutory trust (the “Fund”) and Goldman Sachs Group, Inc. (the “Purchaser”).
          WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management company; and
          WHEREAS, the Fund proposes to issue and sell shares of beneficial interest, par value $0.001 per share (the “Common Shares”), to the public pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission; and
          WHEREAS, Section 14(a) of the Investment Company Act of 1940, as amended requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.
          NOW, THEREFORE, the Fund and the Purchaser agree as follows:
I.	The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 10,000 Common Shares, at a price of $10.00 per share (the “Shares”) on a date, to be specified by the Fund, prior to the effective date of the Registration Statement.

II.	The Purchaser represents and warrants to the Fund that it is acquiring the Shares for its own account and for investment purposes only and that the Shares will be sold only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

III.	The Purchaser’s right under this Subscription Agreement to purchase the Shares is not assignable.

IV.	This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.
          IN WITNESS WHEREOF, the Fund and the Purchaser have caused their authorized officers to execute this Subscription Agreement as of the date first above written.

GOLDMAN SACHS CREDIT STRATEGIES FUND

By: /s/ Peter V. Bonanno
Name: Peter V. Bonanno
Title: Secretary

GOLDMAN SACHS GROUP, INC.

By: /s/ James A. McNamara
Name: James A. McNamara
Title: Managing Director